Exhibit 99.1

Rimage Amends and Extends Shareholder Rights Plan

Minneapolis, MN – September 12, 2013 - Rimage Corporation (NASDAQ: RIMG), the leader in secure multimedia content management and delivery solutions, today announced that its Board of Directors has unanimously approved an amendment and extension of its Rights Agreement, dated September 17, 2003.

The Rights Agreement was due to expire on September 16, 2013. Under the terms of the amendment to the plan, the expiration date has been extended three years to September 16, 2016. In addition, the amendment to the rights plan changes the definition of “Acquiring Person” to increase the ownership threshold triggering the rights from 15% to 20%. The amendment to the rights plan also changes the definition of “Beneficial Owner” to cover certain derivative transactions. Finally, under the amendment to the plan the purchase price for the exercise of rights has been changed to $35 from $100.

The Rights Agreement was implemented to ensure that all Rimage shareholders are treated fairly and equitably in the event of an unsolicited acquisition offer. The Agreement allows the Board additional time to evaluate such an offer and any alternatives in order to discharge its fiduciary responsibilities and determine a course of action that is in the best interests of all its shareholders.

Sherman Black, president and CEO, commented, “Our amended plan has been unanimously supported by our Board. It is our intent to put this amended Rights Agreement before all of our shareholders for approval at our next annual meeting.”

About Rimage Corporation

Founded in 1978, Rimage Corporation (NASDAQ: RIMG) helps businesses deliver digital content directly and securely to their customers, employees, and partners. Rimage’s Qumu business is a leader in the rapidly growing enterprise video communications market. Qumu provides the tools, infrastructure and service enterprises require to better create, distribute, secure and measure video. The company’s innovative solutions release the power in video to fully engage and empower employees, partners, clients and their customers. Rimage’s enterprise software and disc publishing solutions enable businesses to securely deliver their videos, documents, audio files and images in today’s multi-platform, multi-device world. Rimage supplies thousands of customers in North America, Europe and Asia with industry-leading solutions that increase engagement, collaboration and control. Additional information can be found at www.rimage.com.

Blu-ray Disc™ is a trademark of the Blu-ray Disc Association.

Investor Contacts:

James Stewart, CFO

Rimage Corporation

952/683-7878

Doug Sherk/Jenifer Kirtland

EVC Group

415-568-9349